Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HyperFeed Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-89799, No. 333-94273, No. 333-76291, and No. 333-49833) and Form S-8 (No. 333-87801, No. 333-51901, No. 333-49574, and No. 333-103963) of HyperFeed Technologies, Inc. of our reports dated March 4, 2004, relating to the consolidated statements of operations, stockholders’ equity, and cash flows of HyperFeed Technologies, Inc. and subsidiary for the year ended December 31, 2003, and the related financial statement schedule, which reports appear in the December 31, 2005 annual report on Form 10-K of HyperFeed Technologies, Inc.

/s/ KPMG LLP

Chicago, Illinois
March 30, 2006